Exhibit 23 to 2008 10-K

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Form S-8 No. 333-66992 pertaining to the Geneva Technology Limited Unapproved Share Option Scheme 1998,

•	Form S-8 No. 333-69633 pertaining to the Convergys Corporation Employee Stock Purchase Plan,

•	Form S-8 No. 333-86137 pertaining to the Convergys Corporation Canadian Employee Share Purchase Plan,

•	Form S-8 No. 333-96727 pertaining to the Convergys Corporation 1998 Long Term Incentive Plan,

•	Form S-8 No. 333-96729 pertaining to the Convergys Corporation Deferred Compensation and LTIP Award Deferral Plan for Non-Employee Directors,

•	Form S-8 No. 333-96733 pertaining to the Convergys Corporation Retirement and Savings Plan,

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Form S-3 No. 333-101899 pertaining to Convergys Corporation’s registration of $250 million of debt securities and related prospectus for the registration of debt securities, common shares, preferred shares and warrants to purchase (i) debt securities, (ii) common shares, or (iii) preferred shares; and

•	Form S-3 No. 333-150856 pertaining to Convergys Corporation’s shelf registration statement for the possible registration of debt securities.

of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedule of Convergys Corporation and the effectiveness of internal control over financial reporting of Convergys Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young, LLP
Cincinnati, Ohio
February 26, 2009